THE READER'S DIGEST ASSOCIATION, INC.

EXECUTIVE CASH BALANCE PLAN

(Amended & Restated June 30, 2006)

TABLE OF CONTENTS

ITEM	ARTICLE	PAGE
DEFINITIONS	1	2
ELIGIBILITY AND PARTICIPATION	2	8
EXECUTIVE CASH BALANCE PLAN BENEFIT	3	10
VESTING	4	11
DISTRIBUTION OF EXECUTIVE CASH BALANCE PLAN BENEFIT; SUBSEQUENT RE-EMPLOYMENT	5	12
DEATH BENEFITS	6	14
MEDICAL BENEFITS	7	16
DISABILITY	8	17
GENERAL PROVISIONS	9	18

The Reader's Digest Association, Inc.

Executive Cash Balance Plan

PREAMBLE

The Reader's Digest Association, Inc. (the "Company") has adopted the Reader's Digest Executive Cash Balance Plan (the "Plan") effective October 1, 1999, to provide participants with a defined contribution plan that is complementary to the cash balance provisions of The Reader's Digest Association, Inc. Retirement Plan (the "Cash Balance Plan") made effective as of July 1, 1999. The Plan has previously been amended and restated, effective January 1, 2005, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan provides benefits to a designated group of executives, which are supplemental to the benefits provided under The Reader's Digest Association, Inc. Retirement Plan and The Reader's Digest Association, Inc. Excess Benefit Retirement Plan.

ARTICLE 1

Definitions

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context. All terms with initial capital letters not defined herein shall have the same meanings as set forth in the Cash Balance Plan or 401(k) Plan.

AFFILIATE

Any person with whom the Employer would be considered a single employer under Section 414(b) and (c) of the Code.

APPLICABLE INTEREST RATE:

The average of the annual rates of interest on 30-year Treasury securities for the fourth and fifth months preceding the month in which the distribution is made.

BENEFICIARY:

The person or persons (including a trust or estate) who are entitled to receive any benefits under the Plan by reason of the death of a Participant.

BOARD:

The Board of Directors of The Reader's Digest Association, Inc.

CASH BALANCE PLAN:

The Reader's Digest Association, Inc. Retirement Plan, restated as of July 1, 1999 and as such plan may be amended and restated from time to time and as such plan applies to participants with a Cash Balance Account.

CODE:

The Internal Revenue Code of 1986, as amended.

COMPANY:

The Reader's Digest Association, Inc. or any successor corporation by merger, purchase, consolidation or otherwise.

COMPENSATION:

Base Pay earned, plus any Management Incentive Bonus earned, for a Year.

COMPENSATION COMMITTEE:

The compensation committee appointed by the Board.

CONTRIBUTION CREDITS:

Annual Adjustments to a Participant's Executive Cash Balance Plan Benefit made as of September 30 in an amount equal to (i) 20% of the Participant's Compensation for the previous Year, less (ii) pay credits that have been or will be allocated to his Cash Balance Account in the Cash Balance Plan and the Excess Plan for such Year. Contribution Credits shall be made only to accounts of Participants who are employed on the date the Contribution Credit is made or who died, became disabled, or had a Termination of Employment on or after his Early Retirement Date since the previous September 30. No Contribution Credits shall be made with respect to any period of severance or during any period of disability other than those covered under The Reader’s Digest Association, Inc. Short-Term Disability Plan.

EARLY RETIREMENT DATE:

The date coincident with or subsequent to a Participant's attainment of age fifty-five (55) upon which his Periods of Service for Credited Service plus his attained age equal or exceed sixty-five (65) years.

EMPLOYER:

The Company and any subsidiary of the Company which, with the approval of the Board and subject to such conditions as the Board may impose, adopts this Plan, and any successor or successors of any of them. For purposes of this Plan, a subsidiary shall include any corporation at least fifty-one percent (51%) of the voting stock of which is owned by the Company or its stockholders or by one or more corporations fifty-one percent (51%) of the voting stock of which is owned by the Company or its stockholders.

EXCESS PLAN:

The Reader's Digest Association, Inc. Excess Benefit Retirement Plan, as amended and restated as of July 1, 1994 and as such plan may be amended and restated from time to time.

EXECUTIVE CASH BALANCE PLAN BENEFIT:

The Participant's Opening Balance, if any, as adjusted by any Contribution Credits and Investment Adjustments.

EXECUTIVE RETIREMENT PLAN:

The Reader's Digest Association, Inc. Executive Retirement Plan, as amended as of November 1, 1997 and as such plan may be further amended and restated from time to time.

401(k) PLAN:

The Employee Ownership Plan and the 401(k) Partnership of The Reader's Digest Association, Inc., as restated as of July 1, 1997 and as such plan may be amended and restated from time to time.

INVESTMENT ADJUSTMENTS:

Adjustments to a Participant’s Executive Cash Balance Plan Benefit in an amount equal to the investment return deemed earned based on the deemed investments elected under Section 3.2. Investment Adjustments shall be made at the end of the last business day of each month.

KEY EMPLOYEE:

Consistent with Section 416(i)(1) of the Code, an employee of the Employer or Affiliate who is (i) an officer of the Employer or Affiliate with an annual compensation greater than $130,000 (or such greater amount as determined under Section 416(i)(1)(A)(iii) of the Code); (ii) a 5-percent owner of the Employer or Affiliate; or (iii) a 1-percent owner of the Employer or Affiliate with an annual compensation from the Employer or Affiliate of more than $150,000, at any time during the 12-month period ending on June 30 with respect to the 12-month period beginning on the October 1 thereafter.

MANAGEMENT INCENTIVE BONUS:

Any compensation award under The Reader's Digest Association, Inc. Senior Management Incentive Plan, The Reader's Digest Association, Inc. Management Incentive Compensation Plan or any similar or equivalent plan.

NORMAL RETIREMENT DATE:

The first day of the month coincident with or next following a Participant's 65th birthday.

OPENING BALANCE:

The present lump sum Equivalent Actuarial Value of the Participant’s Normal Retirement Benefit as defined under the Executive Retirement Plan based on Service through September 30, 1999 and Retirement Salary as of June 30, 1999, the interest rate of 5.55%, and the prevailing commissioners' standard mortality table described in Section 807(d)(5)(A) of the Code, provided, however, that the Opening Balance of a Participant who has attained age 39 but not age 55 as of September 30, 1999, shall be increased by the following percentage:

Age as of September 30, 1999	Percentage Increase
54	40.0
53	37.5
52	35.0
51	32.5
50	30.0
49	27.5
48	25.0
47	22.5
46	20.0
45	17.5
44	15.0
43	12.5
42	10.0
41	7.5
40	5.0
39	2.5

In the case of an Employee who was not a Participant in the Executive Retirement Plan, his Opening Balance will be equal to zero. In the case of an Employee who has a Termination of Employment after October 1, 1999 and who is a Participant in the Executive Retirement Plan as of his Date of Termination and who is subsequently rehired by the Employer, his Opening Balance will be equal to zero.

If a Participant who has received a distribution of his entire vested Executive Cash Balance Plan Benefit upon a Termination of Employment returns to the employ of an Employer, he shall have upon his return to employment an Opening Balance of zero. If a Participant who has not received a distribution of his entire vested Executive Cash Balance Plan Benefit upon a Termination of Employment returns to the employ of an Employer, he shall have upon his return to employment an Executive Cash Balance Plan Benefit equal to his remaining vested Executive Cash Balance Plan Benefit.

Notwithstanding the foregoing, the Board, in its discretion, may augment any Participant’s Opening Balance and may provide an Opening Balance for a Participant who would otherwise have an Opening Balance of zero.

PARTICIPANT:

An eligible Employee designated to participate in the Plan in accordance with the terms herein.

PLAN:

The Reader's Digest Association, Inc. Executive Cash Balance Plan, effective October 1, 1999 and as such plan may be amended and restated from time to time.

RETIREE HEALTH PLAN:

The retiree healthcare provisions of The Reader’s Digest Association, Inc. Healthcare Program, as restated effective January 1, 1996.

RETIREMENT SALARY:

The average annual regular or basic salary of a Participant and Management Incentive Bonus including all amounts contributed by the Employer on behalf of the Participant as an Employee Tax Deferred Contribution under the 401(k) Plan or to a cafeteria plan as described in Section 125 of the Code, but excluding severance pay, bonuses which are not Management Incentive Bonuses, contributions made under any other deferred compensation plan on behalf of a Participant or other extra compensation, during the three consecutive years in the last ten years of employment which are counted under the Cash Balance Plan as of June 30, 1999 (or fewer, if applicable) which provides the highest average. For purposes of this definition, the Management Incentive Bonus shall be determined by reference to amounts payable with respect to the same period for which the annual regular or basic salary is determined.

SPOUSE:

The spouse of a Participant who is legally married to the Participant on the date of the Participant's death.

TERMINATION OF EMPLOYMENT:

A separation from service (other than due to death or a Termination of Employment for Cause), including, retirement, cessation of benefits under Section 8.1 of the Plan and The Reader’s Digest Association, Inc. Long-Term Disability Plan, or other termination of employment, other than where the Participant provides more than insignificant services for the Employer or Affiliate. Whether a Participant has a separation from service or performs insignificant services will be determined in accordance with Section 409A of the Code.

TERMINATION OF EMPLOYMENT FOR CAUSE:

The discharge of an Employee for (i) the intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or Affiliate which transaction is adverse to the interests of the Company or Affiliate and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), moral turpitude or other misconduct of any kind.

YEAR:

The twelve month period beginning on July 1.

ARTICLE 2

Eligibility and Participation

Section 2.1 Unless otherwise determined by the Board or the Compensation Committee, eligibility of an Employee to participate in the Plan upon his employment, promotion or re-employment shall be determined from time to time by the Chief Human Resources Officer, with the approval of the Chief Executive Officer, in their discretion, but shall be limited to senior officers, senior management and other key Employees of an Employer who are hired or promoted to Grade 21 or higher and who execute an agreement in a form designated by the Compensation Committee to be covered by this Plan.

Section 2.2 Notwithstanding the provisions of the preceding Section, any eligible Employee who was hired and/or promoted to Grade 21 or higher on or before October 1, 1999, and who is a participant in the Executive Retirement Plan, shall continue to participate in the Executive Retirement Plan and shall not be eligible to participate in this Plan if (i) he meets the early retirement criteria set forth under such plan, or (ii) if he does not meet such early retirement criteria, and prior to November 1, 1999 executes an agreement in a form designated by the Compensation Committee to be covered by the Executive Retirement Plan. Failure of an eligible Employee to make a timely election under Subsection (ii) will result in continued coverage under the Executive Retirement Plan in lieu of eligibility for participation under this Plan. This Section does not apply to an Employee who has a Termination of Employment after October 1, 1999 and then is subsequently rehired by an Employer. In such a case, the re-employed executive is only eligible to participate in this Plan pursuant to the preceding Section.

Section 2.3 Unless otherwise provided herein, each Participant shall commence participation on the date of his designation as a Participant. When an Employee first becomes a Participant in the Plan, the Chief Human Resources Officer shall notify him promptly of that fact and of his rights hereunder.

Section 2.4 A Participant who has a Termination of Employment shall be entitled to a distribution of the vested portion of his Executive Cash Balance Plan Benefit at the time and in the manner specified in Article 5. In addition, to the extent that benefits are payable by reason of death, the Participant's Beneficiary shall be entitled to benefits in accordance with Article 6.

Section 2.4 A Participant who has a Termination of Employment for Cause shall not be eligible for any benefit under this Plan regardless of whether the benefits are vested under this Plan.

ARTICLE 3

Executive Cash Balance Plan Benefit

Section 3.1 A Participant’s Executive Cash Balance Plan Benefit shall be equal to the sum of his Opening Balance, if any, plus annual Contribution Credits, as defined herein, as adjusted by Investment Adjustments on a monthly basis as determined below.

Section 3.2 (i) Fifty percent (50%) of each Contribution Credit and fifty percent (50%) of the Opening Balance (if any) shall be deemed invested as directed by the Participant among the Investment Funds available under the 401(k) Plan in the percentages (in whole numbers) elected by the Participant. If a Participant fails to specify the Investment Funds to which this portion of his Opening Balance, if any, or Contribution Credits are to be allocated under this Plan, this portion of the Participant’s Executive Cash Balance Plan Benefit shall be credited with interest as provided in Section 4.2(d) (iii) of the Cash Balance Plan. A Participant or the Participant’s beneficiary may elect, in the form specified by the Company, a new allocation in which this portion of his Executive Cash Balance Plan Benefit will be deemed invested among the Investment Funds. Any new allocation among Investment Funds must be requested by the second to last business day of the month to be deemed effective as of the first day of the following month and must be in percentages in whole numbers.

(ii) Fifty percent (50%) of each annual Contribution Credit and fifty percent (50%) of the Opening Balance (if any) shall be deemed invested in the Company’s Common Stock. A Participant may elect, in the form specified by the Company, to allocate any of this portion of his Executive Cash Balance Plan Benefit so that it will be deemed invested among the Investment Funds. Any new allocation to the Investment Funds must be requested by the second to last business day of the month to be deemed effective as of the first day of the following month and must be in percentages in whole numbers.

ARTICLE 4

Vesting

Section 4.1 A Participant shall become vested in his Executive Cash Balance Plan Benefit under this Plan in accordance with the following schedule.

Total Completed Years of Participation in Plan and Executive Retirement Plan	Percentage Vested
Less than 5	0
5	50
6	60
7	70
8	80
9	90
10	100

Upon the Termination of Employment of a Participant on or after his Early Retirement Date, the Board may determine that the Participant is 100% vested in the Executive Cash Balance Plan Benefit.

Section 4.2 Notwithstanding any provision herein to the contrary, a Participant shall not be entitled to, and shall forfeit, all benefits accrued under this Plan (whether vested or not) if he has a Termination of Employment for Cause.

ARTICLE 5

Distribution of Executive Cash Balance Plan Benefit;
Subsequent Re-Employment

Section 5.1 If a Participant is entitled to a distribution of his Executive Cash Balance Plan Benefit hereunder, the Participant shall receive his distribution in ten annual installments commencing in January of the year following a Termination of Employment; provided, however, that if a Key Employee has a Termination of Employment between July 1 and December 31 of any calendar year, the first installment will commence in July of the calendar year immediately following the calendar year of the Participant’s Termination of Employment (or as soon as practicable thereafter), with all subsequent installment payments to be made in each January thereafter. Each payment shall be a fraction of the vested value of the Participant’s Executive Cash Balance Account as of the preceding December 31 made in accordance with the following schedule:

Payment	Payment Fraction
1	1/10
2	1/9
3	1/8
4	1/7
5	1/6
6	1/5
7	1/4
8	1/3
9	1/2
10	Balance remaining

Section 5.2 If a Participant who is receiving a distribution of his Executive Cash Balance Plan Benefit or Executive Retirement Plan Benefit returns to the employ of the Employer as an Employee, the distribution of the benefit shall continue. Subject to the approval of the Board, the Participant will participate in the Plan upon his re-employment and the Employer shall make Contribution Credits and Investment Adjustments for the period of reemployment.

   (i) Upon a subsequent Termination of Employment, the vested Executive Cash Balance Plan Benefit of such Employee as of that date that was earned subsequent to the Employee’s re-employment date shall be payable as described herein.

           (ii) Upon a subsequent Termination of Employment for Cause, the Participant will forfeit his benefits earned subsequent to his re-employment date.

ARTICLE 6

Death Benefits

Section 6.1 In the event of a Participant's death after benefits under the Plan have commenced, his Beneficiary shall receive any amounts provided under the form of payment under which the Participant was receiving such benefits at the time of his death.

Section 6.2 In the event of a Participant's death while in the employ of the Employer prior to his benefit commencement date under the Plan, his Beneficiary shall receive the value of the Executive Cash Balance Plan Benefit without regard to vesting payable in ten annual installments beginning in the January following the death of the Participant.

Section 6.3 A Participant may designate primary and contingent Beneficiaries on a form designated by the Compensation Committee. A contingent Beneficiary shall receive benefits only if no primary Beneficiary is alive upon the Participant's death. If a Participant does not properly name a Beneficiary, or if no Beneficiary is alive upon the Participant's death, the benefit shall be paid to the Participant's surviving Spouse, or, if none, the Participant's estate. If a Participant designates multiple primary or contingent Beneficiaries, percentages of the benefit may be allocated equally or unequally as the Participant designates. The Executive Cash Balance Plan Benefit shall be divided (i) among all primary Beneficiaries who are alive upon the Participant's death, or (ii) among all contingent Beneficiaries who are alive upon the Participant's death, if no primary Beneficiaries are alive. The share of a Beneficiary who is not alive upon the Participant’s death shall be divided among the remaining Beneficiaries in that Beneficiary group (primary or contingent) in the proportion that their shares bear to one another.

    Section 6.4 The Employer shall pay to each Participant who participates in the Executive Retirement Plan as of [specify date prior to choice on whether to participate in ECB] cash, on the same terms as he receives his regular compensation, in an amount sufficient to purchase term life insurance equal to three times the Participant's Base Pay, reduced by (i) the greater of the amount of insurance provided to the Participant under the Employer’s Group Life Insurance Policy or the amount of group life insurance provided to the Participant as of June 30, 1998, (ii) the amount of benefits payable upon the Participant's death as provided in the Participant's Supplemental Executive Retirement Benefit Agreements (if any) reduced by Employee contributions under such agreements accumulated at 8% to the date of death, and (iii) the value of the Participant’s Executive Cash Balance Plan Benefit as of the preceding October 1. Such amount shall be recalculated each January 1 based on the Employee's age, base salary and the then current annual rates under the Employer’s Group Universal Life Insurance Policy.

ARTICLE 7

Medical Benefits

Section 7.1 If a Participant who participated in the Plan prior to January 1, 2005 has a Termination of Employment on or after his Early Retirement Date and is not eligible for benefits under the Retiree Health Plan, the Participant shall receive an annual cash payment in the amount of (a) $500 per year of active service after age 40 up to a maximum of $7,500 until he becomes Medicare eligible and (b) $900 per year thereafter. If the Participant has a spouse or domestic partner who was covered under the Reader’s Digest Medical Plan for at least one year before the Participant’s Termination of Employment, the Participant shall receive, for as long as the spouse or domestic partner’s status as such continues, an annual cash payment in the amount of (a) $1,000 per year of active service after age 40 up to a maximum of $15,000 until the Participant becomes Medicare eligible and (b) $1,800 per year thereafter.

ARTICLE 8

Disability

Section 8.1 If a Participant who participated in the Plan prior to January 1, 2005 becomes totally disabled (as defined under The Reader’s Digest Long Term Disability Plan), the Participant shall be entitled to an annual disability benefit payable in monthly installments. The annual disability benefit shall equal 60% of the Base Pay in effect immediately before the Participant became disabled, up to a maximum benefit of $30,000 per month. The disability benefit will be paid until the earlier to occur of (i) the lapse of five (5) years from the date such benefit begins or (ii) the date the Participant is no longer totally disabled. This benefit shall be offset by any benefit paid under The Reader's Digest Long-Term Disability Plan (or any successor plan). All Contribution Credits shall cease during any disability period other than those covered under The Reader’s Digest Association, Inc. Short-Term Disability Plan.

Section 8.2 If a Participant becomes disabled, then solely for the purposes of determining “Total Completed Years of Participation in Plan and Executive Retirement Plan” and vesting under Section 4.1 of this Plan, the Participant shall be considered to continue to be a Participant in this Plan during the period in which disability benefits are paid pursuant to Section 8.1 of this Plan or under The Reader’s Digest Association, Inc. Long-Term Disability Plan.

Section 8.3 If a Participant dies during the period when payments are being made under this Article, disability payments shall cease. The Beneficiary shall be entitled to receive any undistributed portion of the Executive Cash Balance Plan Benefit.

ARTICLE 9

General Provisions

Section 9.1 The Employer shall only have a contractual obligation to make payments to the Participant or Beneficiary, as applicable, referred to herein when due, and the amounts of such payments shall not be held in trust for the Participant or Beneficiary, as applicable, but shall be paid from the general assets of the Employer. This Plan is intended to constitute an unfunded plan and no assets shall be segregated or earmarked in respect of any amount due hereunder.

Section 9.2 Nothing contained herein shall confer any right on a Participant to be continued in the employ of the Company or any other Employer, or as a limitation of the right of the Company or Employer to discharge any Participant with or without cause, nor shall anything herein affect the right of the Participant to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or program of any Employer. Nothing herein shall be construed as a contract of employment between the Employer and any Participant.

Section 9.3 This Plan shall be binding upon any successor to or purchaser of substantially all the assets of the Company or an Employer with respect to such Employer's Employees. The Board reserves the right at any time and from time to time to modify, amend or terminate in whole or in part any or all of the provisions of the Plan, provided that no such modification, amendment, or termination may be effected if it is in violation of Section 409A of the Code. Upon any such termination of this Plan, the Company may in its sole discretion accelerate payment of all benefits that are in pay status on the date of termination and benefits to which a Participant or Beneficiary, as applicable, would be entitled under the terms of the Plan then in effect based on events which occur prior to the date of termination of the Plan; provided, that (1) the Company terminates all other compensation arrangements that are required to be aggregated with this Plan pursuant to Prop. Treas. Reg. § 1.409A-1(c), (2) no payments may be made within the first twelve months following such termination that would not otherwise have been made if the termination did not occur, and (3) all payments are made within twenty four months of the termination of this Plan. In no event, however, shall any modification, amendment or plan termination by the Board deprive any Participant or Beneficiary, as applicable, of any amount which is payable to such person under the Plan by reason of the Participant's attainment of age 65 or death prior to such modification, termination or amendment.

Section 9.4 No right or interest of a Participant or Beneficiary, as applicable, under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

Section 9.5 The administration of this Plan and the interpretation thereof, including the authority to decide all questions that arise thereunder, shall be the responsibility of the Compensation Committee or such other person or entity as the Company shall designate, and shall be consistent with Section 409A of the Code. The decisions and interpretations of such administrator of the Plan shall be final and binding upon each Employer that shall have adopted this Plan, Employees of such Employers, each Participant and his Beneficiary, and other interested parties.

Section 9.6 The Company shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state, local or other taxes required by law to be withheld.

Section 9.7 If any payment to be made under this Plan is to be made on account of a Participant who was employed by an Employer that shall have adopted this Plan, other than the Company, the cost of such benefit payment shall be borne by the Employer of the Employee.

Section 9.8 This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of New York and the United States.

Section 9.9 No member of the Board, no Employee and no member of the Compensation Committee (nor the Compensation Committee itself) shall be liable for any act or action hereunder, including acts of omission or commission, by any other member or Employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

Section 9.10 Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

Section 9.11 In the event any provision of this Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.